Exhibit 99.1

TIME WARNER CABLE COMPLETES ACQUISITION

OF INSIGHT COMMUNICATIONS

NEW YORK, NY, Feb 29, 2012 – Time Warner Cable Inc. (NYSE:TWC) today announced that it has completed its previously announced acquisition of Insight Communications Company, Inc.  As a result of the acquisition, Time Warner Cable adds more than 760,000 customers in Evansville, Indiana; Louisville, Covington, Lexington, and Bowling Green, Kentucky; and Columbus, Ohio.

“Today we are pleased to welcome new customers, new employees and new communities to Time Warner Cable,” said Glenn Britt, Chairman and CEO of Time Warner Cable. “With this acquisition, we have expanded in areas that fit well with our Midwest operations at an attractive price.  We are excited to begin building on Insight’s successes and serving our new customers.”

The acquisition includes technologically advanced systems serving approximately 550,000 high-speed data, 670,000 video and 290,000 voice subscribers.1

Prior to the transaction, Insight was owned by The Carlyle Group, Crestview Partners, MidOcean Partners, members of Insight management and others. Carlyle and Insight management took the company private in December 2005, and Crestview and MidOcean purchased a significant stake in the company in April 2010.

Citigroup Global Markets Inc. acted as exclusive financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP and Edwards Wildman Palmer LLP acted as legal advisors to Time Warner Cable on this transaction. BofA Merrill Lynch and UBS Investment Bank acted as financial advisors and Dow Lohnes PLLC acted as legal advisor to Insight on this transaction.

1 Subscriber numbers are based on Insight Communications figures as of December 31, 2011.

About Time Warner Cable

Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high‐speed data and voice services in the United States, connecting more than 15 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and, through its NaviSite subsidiary, managed and outsourced information technology solutions and cloud services. Time Warner Cable Media, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.timewarnercable.com, www.twcbc.com, www.navisite.com, and www.twcmedia.com.

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Contacts:

Time Warner Cable

Justin Venech (212) 364-8242

Justin.venech@twcable.com